FOR IMMEDIATE RELEASE

KRISPY KREME ANNOUNCES TERMINATION OF TAX ASSET PROTECTION PLAN
AND STOCK TRANSFER RESTRICTIONS

WINSTON-SALEM, N.C., February 5, 2015 - Krispy Kreme Doughnuts, Inc. (NYSE: KKD) announced today that its tax asset protection plan (the “Plan”) has been amended to accelerate its expiration date to February 2, 2015, effectively terminating the Plan. The Plan, which was adopted in 2013, was designed to discourage persons from acquiring more than 4.99% of Krispy Kreme’s common stock because of the potential adverse effect of such acquisitions on the Company’s ability to realize its net operating loss carryovers and other income tax assets. The Company’s Board of Directors has determined that the Plan is no longer necessary to protect these income tax assets and that termination of the Plan is in the best interest of shareholders.

Likewise, effective February 2, 2015, the Board of Directors decided to terminate the stock transfer restrictions set forth in Article X of Krispy Kreme’s Articles of Incorporation, as amended. Similar to the Plan, Article X was adopted in 2013 to prevent persons from acquiring more than 4.99% of Krispy Kreme’s common stock in an effort to protect the Company’s ability to realize its net operating loss carryovers and other income tax assets. The Company’s Board of Directors determined that the Article X stock transfer restrictions are no longer necessary and that termination of such restrictions is in the best interest of shareholders.

About Krispy Kreme

Krispy Kreme is a leading branded specialty retailer and wholesaler of premium quality sweet treats and complementary products, including its signature Original Glazed® doughnut. Headquartered in Winston-Salem, NC, the Company has offered the highest quality doughnuts and great tasting coffee since it was founded in 1937. Today, there are over 925 Krispy Kreme shops in more than 20 countries around the world. Connect with Krispy Kreme at www.krispykreme.com.

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Krispy Kreme Contacts:

Media:
Lafeea Watson
(336) 726-8878
lwatson@krispykreme.com

Investor Relations:
Anita K. Booe
(336) 703-6902
abooe@krispykreme.com